Exhibit 10.34

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 30, 2017 between and among Banc of California, Inc. (the “Company”), Banc of California, National Association (the “Bank” and together with the Company, “Employer”), on the one hand, and John A. Bogler (“Executive”), on the other hand.
WHEREAS, Employer desires to employ Executive, and Executive desires to be employed by Employer upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the parties agree as follows:
1.Employment. Employer agrees to employ Executive, and Executive accepts employment with Employer, upon the terms and conditions set forth in this Agreement.
2.Term. The term of employment under this Agreement shall begin on September 5, 2017 (the “Effective Date”) and shall expire on September 1, 2020, unless terminated sooner as provided in this Agreement or unless extended as provided in the next sentence (the “Employment Period”). Unless this Agreement is terminated earlier, commencing on September 1, 2020, and on each anniversary of September 1, 2020 (each September 1st on or after September 1, 2020, the “Renewal Date”), the Employment Period shall be extended for one additional year (a “Renewal Term”), unless either party notifies the other party at least ninety (90) days prior to the applicable Renewal Date that the Employment Period shall not be so extended; provided, however, that in no event shall the Employment Period be extended beyond September 1, 2024.
3.Duties. During the Employment Period:
(a)Executive shall be employed by Employer as Executive Vice President and Chief Financial Officer of the Company and the Bank, with the authority, duties and responsibilities as are customarily assigned to this position consistent with the designation as “principal financial officer” pursuant to Item 402(a)(3)(ii) of Regulation S-K under the Securities Act of 1933, and Rule 16a-1(f) under the Securities Exchange Act of 1934. Executive shall report directly to the Chief Executive Officer and President of the Company and the Bank, and/or such other officers of the Company and the Bank, as determined from time to time by the Board of Directors of the Company (the “Company Board”) and the Board of Directors of the Bank (the “Bank Board”). Executive’s primary place of employment will be in Santa Ana, California, except for required business travel.
(b)Executive shall devote his full business time, energy and skill to the business of Employer, and to the promotion of Employer’s best interests. Executive agrees to devote the time necessary to discharge faithfully and efficiently his responsibilities under this Agreement. Notwithstanding anything to the contrary in this Agreement, Executive may devote reasonable time to (i) supervision of his personal investments, (ii) activities involving professional, charitable, educational, religious and similar types of organizations, and (iii) similar activities, to the extent that those other activities do not interfere with the performance of Executive’s duties under this Agreement, or conflict in any way with the business or interests of Employer, and are in compliance with Employer’s policies and procedures in effect from time to time, including, without limitation, the Code of Business Ethics and Conduct and the Company’s policies on Outside Business Interests and Related Party Transactions. In that regard, as a condition of his employment under this Agreement, Executive hereby represents, warrants and covenants that (x) prior to the commencement of the Employment Period, he (A) shall have terminated or resigned from all other employment agreements or arrangements that would or could restrict or adversely affect the performance of his duties or compliance with the terms of this Agreement, including any and all employment agreements or arrangements with Sabal Financial Group, L.P. and Sabal Capital Partners, LLC and their respective parents, subsidiaries and other affiliates (each a “Sabal entity”) and shall not enter into any such agreement or arrangement during the Employment Period, (B) shall have resigned from any and all positions as an officer or member of the board of directors, board of managers, or similar governance body of any Sabal entity and shall not hold any such position during the Employment Period, (C) shall have resigned as the Chief Financial Officer of Sabal Investment Advisors, LLC (“SIA”), from its Management Committee and shall not hold any position with SIA that would or could restrict or adversely affect the performance of his duties or compliance with the terms of this Agreement during the Employment Period and (y) during the Employment Period, he shall not possess nor exercise any direct or indirect influence or control over the business or affairs of any Sabal entity, other than with respect to such influence that may be exercised solely in his capacity as a member or limited partner of a Sabal entity in which he shall hold a personal investment as of the Effective Date, which investment he shall be entitled to continue to hold during the Employment Period. It is understood and agreed that Executive may continue to serve as a member of the Investment Committee of SIA during the Employment Period, provided that Executive is not involved in the daily operations of SIA and Executive’s role with SIA does not conflict or interfere with Executive’s duties and obligations (fiduciary or otherwise) to the Company and the Bank or adversely affect Executive’s performance under this Agreement.
(c)Executive also represents and warrants to Employer that the following are true and correct in all respects: (i) Executive is not a party to any existing agreement, arrangement, confidentiality clause, non-solicitation clause, non-competition clause or any other form of restrictive covenant or policy that would prevent him from lawfully (A) accepting Employer’s offer of employment, (B) performing his services hereunder or (C) soliciting new customers of Employer (other than as set forth in Section 7(a) of Executive’s Employment Agreement with Sabal Capital Group, LLC dated September 17, 2015 (the “Sabal Agreement”)), or that would otherwise limit Executive’s ability to be employed by Employer, subject to Employer’s receipt of waivers of the 90 day notice in Section 3(a) of the Sabal Agreement and the non-compete provision in Section 7(b) of the Sabal Agreement; (ii) Executive has not taken, copied or made extracts from any confidential information (as defined in Section 10(a) below) with respect to or belonging to any current or former employer of Executive; and (iii) Executive acknowledges that he has specifically been instructed by Employer, and has agreed to follow such instruction, to not share with or provide to Employer any confidential information with respect to or belonging to any current or former employer of Executive.

4.Compensation. During the Employment Period:

(a)	Executive shall be paid a base annual salary (“Annual Base Salary”) as follows:

(i)	From the Effective Date through August 31, 2018, at the rate of $450,000 per annum;

(ii)	From September 1, 2018 through August 31, 2019, at the rate of $475,000 per annum;

(iii)	From September 1, 2019 through August 31, 2020, at the rate of $500,000 per annum; and

(iv)	After August 31, 2020, at the rate determined by the Joint Compensation Committee of the Company Board and the Bank Board (the “Compensation Committee”).
The Annual Base Salary shall be payable in accordance with Employer’s normal payroll practices (but not less frequently than monthly), as those practices may be determined from time to time.
(b)For fiscal year 2017, Executive shall receive an annual target bonus of 25% of Executive’s Annual Base Salary in effect at that time, but not less than $112,500.00, payable in cash. For the remainder of the Employment Period, Executive shall be eligible to receive an annual bonus payable in cash (“Annual Bonus”) with respect to each fiscal year during the Employment Period, with an annual target bonus opportunity of not less than 75% of Executive’s rate of Annual Base Salary in effect when the Annual Bonus terms for the year are approved (the “Target Bonus”), up to a maximum of 125% of Executive’s rate of Annual Base Salary in effect when the Annual Bonus terms for the year are approved (“Maximum Bonus”). The Annual Bonus, which may be less than the Target Bonus, but not more than the Maximum Bonus, may be based on a combination of individual and/or Company-related performance objectives, each of which shall be determined in good faith by the Compensation Committee after consultation with Executive.
(c)Executive shall be entitled to participate, on terms comparable to similarly situated executive officers and consistent with his position and duties, in Employer’s incentive compensation plans and programs, including Employer’s Long-Term Incentive Compensation program.
(d)As soon as practicable following the Effective Date, Executive will be granted 35,000 restricted stock units (the “RSUs”) under the Company’s 2013 Omnibus Stock Incentive Plan (the “Plan”), 50% of which will be subject solely to service-based vesting conditions (the “Time-Based Award”) and 50% of which will be subject to such performance-based and service-based vesting conditions as determined by the Compensation Committee (the “Performance-Based Award”) and after consultation with Executive.

(e)Executive shall also receive a cash sign-on bonus of $50,000 (“Cash Sign On”), subject to Executive being continuously employed for the first thirty (30) days (including weekends and holidays) following the Effective Date, and payable to Executive within forty-five (45) calendar days following the Effective Date.
(f)All amounts provided by Employer or any affiliate thereof to Executive, whether under this Agreement or otherwise, will be subject to such deductions and clawback (recovery) (i) as may be required to be made pursuant to law, government regulation, order or stock exchange listing requirement, (ii) pursuant to any policy that Employer may adopt or (iii) by agreement with, or consent of, Executive.
(g)Executive's compensation, benefits and expenses shall be paid by the Company and the Bank in the same proportion as the time and services actually expended by Executive on behalf of each respective Employer.
5.Flex Time Off. Executive shall be entitled to take off as much personal time off from work as needed or as appropriate (Flex Time Off or “FTO”), consistent with his professional responsibilities and business needs; provided that Executive is meeting his work responsibilities; and provided, further, that Executive is demonstrating a level of commitment and conscientiousness that is sufficient to satisfy his professional responsibilities to Employer. Executive will receive the agreed upon base salary during approved FTO unless Executive is on an extended leave that is unpaid pursuant to Employer’s employee handbook or applicable law (e.g., FMLA, CFRA or other extended leave). Because FTO is not an accrued benefit, Executive will not be eligible for a payout of FTO at the time of separation from Employer, regardless of the reason for the separation. Executive will be subject to any changes to Employer’s benefits policy that are applicable to other Executive’s in similarly situated positions.
6.Benefits. Executive shall be entitled to participate in such life insurance, medical, dental, pension, supplemental disability, retirement plans or other programs as may be approved from time to time by Employer for the benefits of its executive employees.
7.Termination.
(a)Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If Employer determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide Executive with written notice in accordance with Section 21 of its intention to terminate Executive’s employment. In such event, to the extent permitted by applicable law, Executive’s employment with Employer shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive (the “Disability Effective Date”); provided that, within thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of Executive from Executive’s duties with Employer on a full-time basis for ninety (90) consecutive days, or a total of one hundred and eighty (180) days in any twelve-month period, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Employer or its insurers and reasonably acceptable to Executive or Executive’s legal representative.
(b)With or Without Cause. Employer may terminate Executive’s employment during the Employment Period with or without Cause at any time upon notice to Executive. For purposes of this Agreement, “Cause” means Executive’s (i) personal dishonesty, gross negligence, willful misconduct, fraud or breach of fiduciary duty; (ii) willful failure to perform Executive’s duties for or on behalf of Employer or its affiliates, or to follow, or cooperate in carrying out, any lawful material written policy adopted by Employer (including any written code of conduct or standards of ethics applicable to employees of Employer) or any reasonable directive from the Company Board or the Bank Board; (iii) continued and willful neglect of Executive’s duties for or on behalf of Employer or its affiliates; (iv) the taking of, or omission to take, any action that is materially disruptive of the business or affairs of Employer, other than actions taken or omitted in good faith consistent with the best interests of Employer and its affiliates; (v) material breach of any provision of this Agreement; (vi) intentional violation of any material law, rule, regulation or judicial or administrative order to which Employer or any affiliate is subject or of any formal administrative action entered into by Employer or any affiliate, or imposed upon any of them; (vii) conduct that results in Executive’s suspension or temporary or permanent prohibition or removal from participation in the conduct of the affairs of Employer or any affiliate, or the assessment of any civil money penalty against Executive, in any such case pursuant to the rules and regulations of any applicable regulatory agency having jurisdiction over Employer or its affiliates, or the issuance of any permanent injunction or similar remedy by a court having jurisdiction over Employer preventing Executive from executing or performing his material duties under this Agreement; or (viii) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude, whether or not in connection with the business and affairs of Employer or its affiliates; provided, however, that Executive shall have thirty (30) days to cure any of the events or occurrences described in the immediately preceding clauses, to the extent such events or occurrences are curable. For purposes of this Section 7(b), no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Employer.
(c)With Good Reason. Executive’s employment may be terminated by Executive with Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of Executive, any of the following:

(i)	a material diminution in Executive’s title, authority, duties or responsibilities (other than pursuant to Section 7(d)(ii)); or

(ii)
a material breach of this Agreement by Employer (other than a breach of Section 4 resulting from a reduction in compensation or benefits that is required by a regulatory authority or applicable law or as otherwise permitted under Section 4).

To invoke a termination with Good Reason, Executive shall provide written notice to Employer of the existence of one or more of the conditions described in clauses (i) or (ii) within sixty (60) days following the initial existence of such condition or conditions, and Employer shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that Employer fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) must occur, if at all, within sixty (60) days following such Cure Period in order for such termination as a result of such condition to constitute a termination with Good Reason.
(d)Without Good Reason. Executive’s employment may be terminated by Executive without Good Reason at any time upon sixty (60) days’ prior written notice to Employer.
(i)The period commencing on the date on which Employer receives notice of Executive’s termination of his employment without Good Reason (the “Notice Date”) and ending on the earlier of (i) sixty (60) days following the Notice Date and (ii) such earlier date as designated by Employer shall be referred to as the “Notice Period.”

(ii)	During the Notice Period, Employer:
(1)shall continue to pay Executive the Annual Base Salary then in effect, in accordance with Employer’s regular payroll practices and allow Executive to participate in Employer’s benefit plans to the extent permitted by such plans and applicable law;
(2)reserves the right to (i) change or remove any of Executive’s duties, (ii) require Executive to remain away from Employer’s premises, and/or (iii) take such other action as determined by Employer to aid and assist in the transition process associated with Executive’s departure; and
(3)may waive or terminate the Notice Period at any time and for any reason or for no reason, in which case the Date of Termination (as defined below) shall be the date on which Employer notifies Executive of such waiver or termination.
(e)Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated by Employer for Cause, or by Executive with Good Reason, the date of receipt of the notice of termination or any later date specified therein within thirty (30) days of such notice, as the case may be; (ii) if Executive’s employment is terminated by Employer without Cause, the Date of Termination shall be the date on which Employer notifies Executive of such termination; (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be and (iv) if Executive’s employment is terminated by Executive without

Good Reason, the Date of Termination shall be the earlier of sixty (60) days following the Notice Date and such earlier date as designated by Employer.
8.Obligations of Employer and Executive upon Termination of Employment.
(a)In the event of the termination of Executive’s employment for any reason, Executive shall be entitled to any Accrued Obligations. “Accrued Obligations” means (i) any base salary that Executive has earned but not been paid on or prior to the Date of Termination, (ii) Executive’s Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs to the extent such bonus has not been paid as of the Date of Termination (which shall be paid in the ordinary course when annual bonuses are paid to Employer’s other executive officers); (iii) any reimbursable business expenses that were incurred by Executive as of the Date of Termination but have not been reimbursed on the Date of Termination, and (iv) any payments or benefits to which Executive or his beneficiary or estate is entitled under the terms of any applicable employee benefit plan (which shall be paid or provided pursuant to the terms of the applicable plan, agreement or policy).
(b)In the event that, during the term of this Agreement, Employer terminates Executive’s employment without Cause or Executive resigns with Good Reason, subject to Section 8(c), Executive shall be entitled to the following severance benefits (the “Severance Benefits”): severance pay in an amount equal to the sum of (A) 100% of Executive’s Annual Base Salary in effect on the Date of Termination and (B) 50% of Executive’s Target Bonus in effect on the Date of Termination, provided that such Target Bonus is not designed to be exempt from Section 162(m) of the Code based on the exemption for qualified performance-based compensation set forth in Treasury Regulation §1.162-27(e), (the “Severance Amount”) payable in lump sum on the first payroll date coincident with or next following the sixtieth (60) calendar day following the Executive’s Date of Termination but no later than the 15th day of the third month following the Date of Termination;
Notwithstanding the foregoing, if Employer terminates Executive’s employment without Cause or Executive resigns with Good Reason, and the Date of Termination occurs within two years immediately following a Change of Control (as defined in Exhibit A), subject to Section 8(c), (A) the Severance Amount will be equal to 150% of the sum of Executive’s Annual Base Salary and Target Bonus, provided that such Target Bonus is not designed to be exempt from Section 162(m) of the Code based on the exemption for qualified performance-based compensation set forth in Treasury Regulation §1.162-27(e), in effect on the Date of Termination (payable at the same time as set forth above); and (B) Executive’s outstanding equity-based awards shall vest and become free of restrictions immediately (with any performance-based equity awards vesting at “target” performance levels unless the applicable performance goals are determinable as of the Date of Termination and actual performance exceeds “target” performance levels, in which case such performance-based awards will vest based on the actual level of achievement determined as of the Date of Termination) provided that no performance-based awards shall vest and become payable pursuant to this section if such performance-based awards are designed to be exempt from Section 162(m) of the Code based on the exemption for qualified performance-based compensation set forth in Treasury Regulation §1.162-27(e).
(c)Any severance to be paid pursuant to Section 8(b) is subject to and conditioned upon Executive signing and delivering to Employer a general release and waiver, in the form attached hereto as Exhibit B, within twenty-one (21) days following the Date of Termination (or forty-five (45) days following the Date of Termination if Executive’s termination is part of a group termination as set forth in 29 U.S.C. §626(f)(1)(F)(ii)), and not revoking the general release within any applicable revocation period.
(d)If any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (d), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent as would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.
(e)Notwithstanding any other provision of this Agreement to the contrary, any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder, including 12 C.F.R. Part 359.
(f)As of the Date of Termination, Executive shall resign from all positions held with Employer, including as a director, officer, trustee, general partner or other capacity in which he is serving with any entity at the request of Employer or by reason of his service for Employer.
(g)From and after the Date of Termination, Executive agrees to cooperate fully with Employer’s reasonable requests in connection with any existing or future investigations, claims, litigation, audits or similar actions involving Employer or its affiliates, whether administrative, civil or criminal in nature, in which and to the extent Employer reasonably deems Executive’s cooperation necessary. Employer shall pay all reasonable, documented travel and other expenses incurred by Executive in connection with providing his cooperation if the expenses and costs are approved in advance in writing by Employer. Executive also agrees to respond to requests from Employer and its counsel for information needed to prepare such operational, financial and other reports, filings and documents that relate to the time period during which Executive provided services to Employer or to the termination of his services. To the extent that Executive’s cooperation under this Section 7(g) requires more than a de minimis amount of time, Employer and Executive shall negotiate mutually agreeable remuneration for such cooperation.

9.Nonsolicitation. Unless otherwise agreed in writing, during the term of this Agreement, and for a period of twenty-four (24) months following the Date of Termination, Executive shall not, and shall not assist any other person to (i) solicit for hiring any employee of Employer or any of its affiliates (or any individual who was such an employee at any time within the twelve (12) month period preceding such solicitation), or seek to persuade any employee of Employer or any of its affiliates (or any individual who was such an employee at any time within the twelve (12) month period preceding such action) to discontinue employment or (ii) solicit or encourage any independent contractor providing services to Employer or any of its affiliates to terminate or diminish its relationship with them.
10.Nondisclosure of Confidential Information.
(a)Executive acknowledges that Employer and its affiliates may disclose confidential information to Executive during the Employment Period to enable him to perform his duties hereunder. Executive agrees that, except as required by law, regulatory directive or judicial order or as permitted in Section 10 (c) below, he will not, without the prior written consent of Employer, during the Employment Period or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of Employer or any of its affiliates. For purposes of this Agreement, “confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, or financial information of Employer or any of its affiliates, plans, or any other information of whatever nature in the possession or control of Employer which has not been published or disclosed to the general public (other than by acts of Executive or his agents in violation of this Agreement), or which gives to Employer or any of its affiliates an opportunity to obtain an advantage over competitors who do not know of or use it. The foregoing covenants will not prohibit Executive from disclosing confidential or other information to other employees of Employer or to third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.
(b)Executive further agrees that if his employment hereunder is terminated for any reason, he will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature containing secret or confidential information of Employer or any of its affiliates.
(c)Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, including this Section 10, is intended to prohibit Executive and Executive is not prohibited from reporting possible violations of law to, filing charges with, or making disclosures protected under the whistleblower provisions of U.S. federal law or regulation, or participating in investigations of U.S. federal law or regulation by the U.S. Securities and Exchange Commission (the “SEC”), National Labor Relations Board, Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Justice, the U.S. Congress, any U.S. agency Inspector General or any self-regulatory agencies such as the SEC or federal, state or local governmental agencies having jurisdiction over the Employer or any of its affiliates

(collectively, “Government Agencies,” and each a “Government Agency”). Accordingly, Executive does not need the prior authorization of Employer to make any such reports or disclosures or otherwise communicate with Government Agencies and is not required to notify Employer that he has engaged in any such communications or made any such reports or disclosures. In addition, Executive is hereby notified that 18 U.S.C. § 1833(b)(1) states as follows:
“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
Accordingly, notwithstanding anything to the contrary in this Agreement, Executive understands that he has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive understands that he also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive understands and acknowledges that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
11.Intellectual Property. Executive agrees promptly to reduce to writing and to disclose and assign, and hereby does assign, to Employer, its subsidiaries, successors, assigns and nominees, all inventions, discoveries, improvements, copyrightable material, trademarks, programs, computer software and ideas concerning the same, capable of use in connection with the business of Employer or any of its affiliates, which Executive may make or conceive, either solely or jointly with others, during the period of his employment by Employer, its subsidiaries or successors. Executive agrees, upon a request by Employer and at Employer’s expense, to execute, acknowledge and deliver to Employer all such papers, including applications for patents, applications for copyright and trademark registrations, and assignments thereof, as may be necessary, and at all times to assist Employer, its parent, subsidiaries, successors, assigns and nominees in every proper way to patent or register said inventions, discoveries, improvements, copyrightable material, trademarks, programs, computer software or ideas, in any and all countries and to vest title thereto in Employer, its parent, subsidiaries, successors, assigns or nominees. Upon a request by Employer, Executive will promptly report to Employer all discoveries, inventions or improvements of whatsoever nature conceived or made by him at any time he was employed by Employer, its parent, subsidiaries or successors. All such discoveries, inventions and improvements which are applicable in any way to Employer’s business shall be the sole and exclusive property of Employer.
12.Additional Remedies. Executive recognizes that his services under this Agreement are of a personal, special, unique and extraordinary character and irreparable injury will result to Employer and to its business and properties in the event of any breach by Executive of any of the provisions of Sections 9, 10 or 11, and that Executive’s continued employment is predicated on the commitments undertaken by him pursuant to those Sections. In the event of any breach of any of Executive’s commitments pursuant to Sections 9, 10 or 11, Employer shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such commitments by Executive or by any person or persons acting for or with Executive in any capacity whatsoever.
13.Section 409A.
(a)Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment, Executive is a “specified employee” within the meaning of Section 409A of the Code and the regulations and guidance of general applicability issued thereunder (“Section 409A”), any and all amounts payable under this Agreement that constitute “nonqualified deferred compensation” payable due to a “separation from service” (as those terms are used in Section 409A) and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon Executive’s death, in each case, with interest from the date on which payment would otherwise have been made, calculated at the applicable federal rate provided under Section 7872(f)(2)(A) of the Code. If Executive receives compensation under Section 8 that can in whole or in part be treated as paid under a “separation pay plan” described in Treasury Regulation Section 1.409A‑1(b)(9)(iii) or as a “short-term deferral” described in Treasury Regulation Section 1.409A‑1(b)(4), then, to the extent permitted under Section 409A, such compensation shall be treated accordingly.
(b)For purposes of Section 8, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury Regulations Section 1.409A‑1(h) after giving effect to the presumptions set forth therein and the facts and circumstances required to be considered by such regulation).
(c)Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(d)Any amount that Executive is entitled to be reimbursed or to have paid on his behalf under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
(e)With respect to any payment to Executive under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A, if the time period for making such payment commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be made until the succeeding calendar year.
(f)It is intended that the terms of this Agreement comply with Section 409A, or an exemption therefrom, and the terms of this Agreement will be interpreted accordingly; provided, however, that Employer and its executives, officers, directors, agents and representatives (including, without limitation, legal counsel) will not have any liability to Executive or any related party with respect to any taxes, penalties, interest or other costs or expenses Executive or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A.
14.Adjustments to Comply with Final Interagency Guidance on Sound Incentive Compensation Policies. Notwithstanding anything herein to the contrary, the compensation or benefits provided under this Agreement are subject to modification, as necessary to comply with requirements imposed by the Company Board or the Bank Board to comply with the “Final Interagency Guidance on Sound Incentive Compensation Policies” issued on an interagency basis by the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, effective June 25, 2010, or any amendment, modification or supplement thereto, which shall be deemed to include, without limitation, any rules adopted pursuant to Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
15.Provisions Required By Law. Notwithstanding anything herein to the contrary, any provisions that are now or are in the future required by applicable law, rule, regulation or regulatory guidance or policy of general applicability to be included in this Agreement that are not expressly stated herein shall be deemed to be a part of this Agreement as fully as if such provisions were expressly stated herein.
16.Assignment; Benefit. No party shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of the other party; provided, however, that Employer may assign its rights and obligations hereunder (i) to any entity controlled by, under the control of, or under common control with, Employer (as long as such entity is no less capable of fulfilling the obligations of Employer hereunder), or (ii) to any successor to Employer upon any liquidation, dissolution or winding up of Employer, upon any merger or consolidation of Employer or upon any sale of all or substantially all of the assets of Employer (as long as such successor is capable of fulfilling the obligations of Employer hereunder).The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employer and Executive, its and his heirs, personal representatives and successors, including, without limitation, Executive’s estate and the executors, administrators or trustees of such estate.
17.Waiver. Failure of any party hereto at any time to require performance by any other party of any provision of this Agreement shall in no way affect the rights of such first party to require performance of that provision, and any waiver by any party hereto of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any rights under this Agreement.

18.Severability. If any clause, phrase, provision or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, provision or portion hereof to other persons or circumstances.
19.Governing Law. To the extent not governed by the federal laws of the United States of America, this Agreement shall be construed and enforced in accordance with the laws of the State of California.
20.Arbitration. Executive agrees to sign and be bound by the terms of the Arbitration Agreement, which is attached as Exhibit C.
21.Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or by email transmission, or two (2) business days after mailing by registered or certified mail postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:
If to Employer:
Banc of California, Inc.
3 MacArthur Place
Santa Ana, California 92707
Attention: General Counsel
If to Executive:
At Executive’s last address in the records of Employer.
22.Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof, and this Agreement shall not be modified or amended except by written agreement of Employer and Executive. The headings and captions hereof are for convenience only and shall not affect the construction of this Agreement.
23.Survival. The obligations contained in this Agreement shall survive the termination of Executive’s employment with Employer or the expiration or termination of this Agreement as necessary to carry out the intentions of the parties as described herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.
BANC OF CALIFORNIA, INC.

By: /s/ Douglas Bowers
DOUGLAS BOWERS, CHIEF EXECUTIVE OFFICER

BANC OF CALIFORNIA, N.A.

By: /s/ Douglas Bowers
DOUGLAS BOWERS, CHIEF EXECUTIVE OFFICER

EXECUTIVE

By: /s/ John A. Bogler
JOHN A. BOGLER

[Signature Page to Employment Agreement]

EXHIBIT A
DEFINITION OF CHANGE OF CONTROL
For the purposes of this Agreement “Change of Control” means:
(a)    Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes hereof, the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company affiliated with the Company, or (D) any acquisition pursuant to a transaction that complies with clauses (c)(i), (c)(ii) and (c)(iii) below;
(b)    Individuals who, as of the Effective Date, constitute the Company Board (the “Incumbent Board”) cease for any reason during any 12-month period to constitute at least a majority of the Company Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, greater than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no

A-1

Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Company Board providing for such Business Combination; or
(d)     Any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company and its subsidiaries that have a total gross fair market value equal 40% or more of the total gross fair market value of all of the assets of the Company and its subsidiaries immediately before such acquisition or acquisitions;
provided that with respect to each of the events covered by clauses (a) through (d) above, the event must also be deemed to be either a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank within the meaning of Section 409A of the Code.

A-2

EXHIBIT B
GENERAL RELEASE
[Subject to modification to conform with changes in applicable law or regulations after the Execution Date]
SEPARATION AGREEMENT AND GENERAL RELEASE
Banc of California, Inc., a Maryland corporation (the “Company”), Banc of California, N.A., a national banking association (the “Bank,” and together with the Company, “Employer”) and ____________ (“Executive”) (collectively the “Parties”) enter into this Separation Agreement and General Release (“General Release”) on the following terms:
Whereas, Executive was employed by Employer pursuant to an employment agreement entered into by and between Executive and Employer dated as of August __, 2017 (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement; and
Whereas, the Date of Termination of Executive’s employment with Employer was ________, and Executive acknowledges that regardless of signing this General Release, he has received his final paycheck for all wages earned through the Date of Termination, except for any payments which, pursuant to the terms of the Employment Agreement, are not yet due to be paid;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this General Release, the Parties agree as follows:
1.    Subject to Executive’s compliance with his promises and agreements contained in this General Release and provided Executive does not revoke this Agreement, Employer shall provide Executive with the Severance Benefits set forth in Section 8(b) of the Employment Agreement.
2.    In consideration of the payments and benefits to which Executive is entitled under this General Release, Executive for himself, his heirs, administrators, representatives, executors, successors, and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, the Bank, and their respective parents, subsidiaries, affiliates and divisions (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, attorneys, consultants, independent contractors, and representatives, including, without limitation, all persons acting by, through, under, or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state, or local law (“Claims”), including without limitation, Claims for personal injury; Claims for breach of any implied or express contract or covenant; Claims for promissory estoppel; Claims for failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or any compensation of any sort; Claims for failure to grant equity or allow equity to vest; Claims for wrongful termination, public policy violations, defamation, interference with contract or prospective economic advantage, invasion of privacy, fraud, misrepresentation, emotional distress, breach of fiduciary duty, breach of the duty of loyalty or other common law or tort causes of action; Claims of harassment, retaliation or discrimination based upon race, color, sex, national origin, ancestry, age, disability, handicap, medical condition, religion, marital status, or any other protected class or status under federal, state, or local law; Claims arising under or relating to employment, employment contracts, unlawful effort to prevent employment, or unfair or unlawful business practices, including without limitation all claims arising under Title VII of the Civil Rights Act of 1964 (“Title VII”); the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans With Disabilities Act of 1990 (“ADA”), 42 U.S.C § 12101 et seq.; the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.,; the Older Workers Benefits Protection Act (“OWBPA”); the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the California Labor Code; the California Fair Employment and Housing Act (“FEHA”), Cal. Gov. Code § 12900 et seq.; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651 et seq. or any other health/safety laws, statutes or regulations; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; the Internal Revenue Code; the California Family Rights Act (“CFRA”), Cal. Gov. Code § 12945 et seq.; including any amendments to or regulations promulgated under these statutes and including the similar laws of any other states, any state human rights act, or any other applicable federal, state or local employment statute, law or ordinance, which Executive and the Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until and including the Execution Date (collectively, “Released Claims”).
3.    OWBPA; Meaning of Signing This General Release. Executive expressly acknowledges and agrees that (a) Executive has carefully read this General Release and fully understands what it means, including the fact that he is waiving his rights under ADEA; (b) Executive has been advised in writing to consult an independent attorney of Executive’s choice before signing this General Release; (c) Executive has been given twenty-one (21) calendar days to consider this General Release, or, in the case of a group termination as set forth in 29 U.S.C. §626(f)(1)(F)(ii), forty-five (45) days; (d) in the case of a group termination as set forth in 29 U.S.C. §626(f)(1)(F)(ii), Executive has been provided the information required by 29 U.S.C. §626(f)(1)(H); (e) Executive has agreed to this General Release knowingly and voluntarily of Executive’s own free will; (f) in consideration of Executive’s promises contained in this General Release, he is receiving consideration beyond that to which he is otherwise entitled, including, without limitation, the Severance Benefits; (g) Executive may revoke Executive’s waiver and release of Claims under the ADEA within seven (7) calendar days after the Execution Date by sending a written Notice of Revocation to the address of Employer as set forth in Section 24 of the Employment Agreement; and (h) except for Executive’s waiver and release of Claims under the ADEA, which shall not become effective or enforceable as to any Party until the date upon which the revocation period has expired without revocation by Executive, this General Release shall become effective on the Execution Date. Executive understands and agrees that modifications or amendments to this General Release will not restart the twenty-one (21) or forty-five (45) day consideration period, as applicable, set forth in this Section 3. For avoidance of doubt, if Executive revokes his waiver and release of Claims under the ADEA pursuant to this Section, Employer will not provide any of the Severance Benefits.

4.    Notwithstanding anything else to the contrary in this General Release, this General Release shall not affect: the obligations of the Company set forth in the Employment Agreement or the indemnification agreement or other obligations that, in each case with respect to such other obligations, by their terms, are to be performed after the Execution Date (defined below), including, without limitation, Executive’s rights to any vested benefits, vested pension rights or vested rights to equity); any obligations of the Bank to repay any bank deposits; obligations to indemnify Executive respecting acts or omissions in connection with Executive’s service as a director, officer or employee of the Affiliated Entities; obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies; or any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and any of the Affiliated Entities are jointly responsible.
5.    Executive represents that, except for anonymous whistleblower complaints filed with the SEC or other similar regulatory agencies, the Releasors have not initiated, filed, or caused to be filed any Released Claims against any of the Releasees. Executive further agrees not to initiate, file, cause to be filed, or otherwise pursue any Released Claims, either as an individual on his own behalf, or as a representative, member or shareholder in a class, collective or derivative action and further agrees not to encourage any person, including any current or former employee of the Releasees, to file any kind of Claim against the Releasees. Executive, however, retains the right to challenge the validity of the waiver of Executive’s Claims under the ADEA set forth in Sections 2 and 3 of this General Release.
6.    Executive further acknowledges that he may hereafter discover claims or facts in addition to or different than those that he now knows or believes to exist with respect to the subject matter of this General Release and that, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and Executive’s decision to enter into it. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts and Executive expressly waives any and all rights and benefits confirmed upon him by the provisions of California Civil Code Section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
Executive further expressly waives any rights he may have under Section 1542, as well as under any other statute or common law principles of similar effect in any other jurisdiction determined by a court of competent jurisdiction to apply.
7.    This General Release shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of California, without reference to its principles of conflict of laws.
8.    The Parties intend for the provisions of this General Release to be enforced to the fullest extent permissible under all applicable laws and public policies. They also intend that unenforceability or the modification to conform with those laws or public policies of any provision of this General Release shall not render unenforceable or impair the remainder of this General Release. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this General Release shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this General Release in order to render the same valid and enforceable.
9.    This General Release may not be orally cancelled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to this General Release.
10.    In the event of the breach or a threatened breach by Executive of any of the provisions of this General Release, the Releasees would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Releasees shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof without posting a bond or other security.
11.    Notwithstanding anything to the contrary in this General Release, Executive understands that nothing in this General Release is intended to prohibit Executive and Executive is not prohibited from reporting possible violations of law to, filing charges with, making disclosures protected under the whistleblower provisions of U.S. federal law or regulation, or participating in investigations of U.S. federal law or regulation by the U.S. Securities and Exchange Commission, National Labor Relations Board, Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Justice, the U.S. Congress, any U.S. agency Inspector General or any self-regulatory agencies such as the SEC or federal, state or local governmental agencies (collectively, “Government Agencies,” and each a “Government Agency”). Accordingly, Executive does not need the prior authorization of Employer to make any such reports or disclosures or otherwise communicate with Government Agencies and is not required to notify Employer that he has engaged in any such communications or made any such reports or disclosures. Executive agrees, however, to waive any right to receive any monetary award resulting from such a report, charge, disclosure, investigation or proceeding, except that Executive may receive and fully retain any award from a whistleblower award program administered by a Government Agency. In addition, Executive is hereby notified that 18 U.S.C. § 1833(b) states as follows:
“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
Accordingly, notwithstanding anything to the contrary in this General Release, Executive understands that he has the right to disclose in confidence trade secrets to federal, state,

and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive understands that he also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive understands and acknowledges that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
Executive, the Company and the Bank have executed this General Release on __________, 20__ (the “Execution Date”).
BANC OF CALIFORNIA, INC.

By: _____________________________________

Name: ___________________________________

Title: ____________________________________
BANC OF CALIFORNIA, N.A.

By: _____________________________________

Name: ___________________________________

Title: ____________________________________

EXECUTIVE:

____________________________________
[ ]

EXHIBIT C
ARBITRATION AGREEMENT
This Arbitration Agreement (hereinafter “Agreement”) is made between and among John Bogler (“Employee”), on the one hand, and Banc of California, Inc. and Banc of California, N.A. (together with their respective subsidiaries, affiliates and any of their officers, directors, agents, successors, and assigns, the “Company”), on the other hand. Employee and the Company (individually a “Party” or collectively the “Parties”) agree as follows:

MUTUAL AGREEMENT TO BINDING INDIVIDUAL ARBITRATION. This Agreement requires the Parties to arbitrate all Claims, as defined in Section 1 of this Agreement, that the Parties may have against each other. In arbitration, each side in the dispute presents its case to a neutral third party called an arbitrator, rather than to a judge or jury. Employee and the Company are each entitled to be represented by legal counsel in the arbitration. After reviewing the evidence and considering the arguments of the Parties, the arbitrator will issue a written decision. There will be no trial by a judge or jury, and no appeal of the arbitrator's decision, except as provided by law.

1.
CLAIMS. The claims covered by this Agreement, and subject to arbitration, include but are not limited to any and all legal or equitable claims, actions, controversies, disputes or requests for relief of any type, whether asserted or unasserted, now in existence or that may arise in the future, arising out of or relating in any way to Employee’s employment or termination of employment by the Company including: (a) claims for unpaid wages, commissions, bonuses, overtime or other compensation; (b) claims for benefits, except for claims governed by ERISA; (b) breach of any contract or covenant (express or implied); (c) tort claims including defamation, negligent hiring or supervision, intentional or negligent infliction of emotional distress, breach of privacy, tortious interference and fraudulent inducement; (d) unlawful discrimination, retaliation or harassment; (e) wrongful, retaliatory or constructive discharge; (f) claims for alleged violations of any federal, state, local, or other governmental law, statute, ordinance, regulation, public policy or common law, including Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination In Employment Act, the Older Worker Benefit Protection Act, the Rehabilitation Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Business & Profession Code and the California Labor Code; and (g) disputes or claims the Company may have against Employee (collectively the “Claims”); however, the term “Claims” does not include any dispute or claim that cannot be arbitrated under the law, such as workers’ compensation claims, claims seeking unemployment compensation benefits and/or state disability benefits, claims for benefits under the Employee Retirement Income Security Act (“ERISA”), which must be resolved in accordance with the terms and procedures set forth in the applicable plan documents, and any unfair labor practice or other claim brought under the National Labor Relations Act.

2.
INJUNCTIVE RELIEF. The Parties shall have the right to seek provisional injunctive relief from a court of competent jurisdiction. In the event either Party seeks injunctive relief, the prevailing Party shall be entitled to recover reasonable costs and attorney’s fees.

3.
NO CLASS/COLLECTIVE ACTIONS. The Parties agree that each may file claims against the other only in their individual capacities, and may not file claims as a plaintiff and/or participate as a class member in any in any pending or future class and/or collective action against the other. The Parties agree that any class or collective claims that are found not subject to arbitration under this Agreement shall be resolved in court, and are stayed pending the outcome of any individual claims remaining in arbitration. The Parties agree that a court, not an arbitrator, shall determine whether any claims must proceed on a class or collective basis.

4.
NO REPRESENTATIVE ACTIONS. The Parties agree that each may file claims against the other only in their individual capacities, and may not file claims as a plaintiff and/or participate as a representative in any pending or future representative action against the other, except to the extent this provision is unenforceable under the law. The Parties agree that any representative claims that are found not subject to arbitration under the law shall be resolved in court, and are stayed pending the outcome of any individual claims remaining in arbitration. The Parties agree that a court, not an arbitrator, shall determine whether any claims must proceed on a representative basis.

5.
PRE-ARBITRATION MEDIATION. All Claims covered by this Agreement, as set forth in Paragraph 1, shall be submitted to mediation before commencing arbitration pursuant to Paragraph 6. Either Party shall initiate mediation under this Agreement by submitting a written demand for mediation directly to the other Party (as to the Company, the demand must be submitted to the SVP of Human Resources at the following address: 18500 Von Karman Ave., Suite 1100, Irvine, CA 92612). The Parties agree to work cooperatively to select a mediator and date for the mediation to occur within 90 days of the written demand for mediation. The mediation shall take place in the county where the Company last employed the Employee or at any other mutually agreed-upon location convenient to the Parties. The Company shall pay for the mediation and associated fees or expenses. If an agreement resolving the disputes or claims is not reached through the mediation, either Party may initiate arbitration pursuant to Paragraph 6.

6.
INITIATING ARBITRATION. If pre-arbitration mediation does not resolve disputes or claims covered by this Agreement, either Party may initiate arbitration under this Agreement by submitting a written demand for arbitration directly with the American Arbitration Association (“AAA”), indicating the nature of the dispute or claim and the relief sought, and providing written notice to the other Party by certified mail, return receipt (as to the Company, notice must be submitted to the SVP of Human Resources at the following address: 18500 Von Karman Ave., Suite 1100, Irvine, CA 92612. All disputes or claims covered by this Agreement, as set forth in Paragraph 1, must be formally initiated with AAA within the applicable statute of limitations period. The Parties agree that any arbitration will be administered by the AAA and that in the absence of an applicable provision of the Agreement, the arbitration will be conducted in accordance with the employment arbitration rules of AAA in effect at the time the demand is submitted to AAA (currently known as the Employment Arbitration Rules and Mediation Procedures). The AAA employment arbitration rules are available at www.adr.org and are incorporated herein by reference.

7.
Arbitration Fees and Costs. The Parties understand and agree that if Employee initiates the arbitration or files a counterclaim, Employee shall be required to pay AAA’s Initial Case Management Fee and/or other applicable fees but Employee’s payment shall be limited up to the amount the Employee would have had to pay had the matter been filed in a court. The Company shall pay all other remaining arbitration administrative costs and arbitrator’s fees.

8.	Arbitrator Selection. The Parties agree that a single, neutral arbitrator will be mutually selected from AAA’s roster of arbitrators in a manner consistent with AAA’s employment arbitration rules.

9.
OPT OUT RIGHTS. You have 21 calendar days after signing this Agreement to opt out of arbitration (the “Deadline”). Opting out means that you do not want to be bound by this Agreement, you do not want to arbitrate any claims you or the Company may have against each other. If you opt out by the Deadline, neither you nor the Company will be bound by this Agreement. To opt out, you must provide written notice by the Deadline by stating in writing "I opt out of the Arbitration Agreement," or words to that effect, to the SVP of Human Resources at the following address: 18500 Von Karman Ave., Suite 1100, Irvine, CA 92612 (Attention: Opt Out). If you do not opt out by the Deadline, you will be bound by this Agreement.

10.	Hearing Location. All hearings shall take place in the county where the Company last employed the Employee or at any other mutually agreed-upon location convenient to the Parties.

11.
Dispositive Motions. In addition to other requests for relief, and notwithstanding any provision of the AAA employment arbitration rules to the contrary, the Parties shall be entitled to move the arbitrator for disposition in whole or in part by a motion to dismiss, strike and/or for summary judgment. The arbitrator shall provide the parties with a reasonable amount of time to submit briefing on such motions and shall extend any previously set deadlines to accommodate such motions. The arbitrator shall decide such motions on the basis of the case law applied to such motions under Federal Rules of Civil Procedure 12 and 56 and the substantive law applicable to the dispute or claim.

12.	Discovery. After arbitration is commenced:

12.1.
The Parties shall cooperate in good faith in the voluntary and informal exchange of all non-privileged documents and information (including electronically stored information (“ESI”)) relevant to the dispute or claim, including copies of all documents in their possession or control on which they rely in support of their positions or that they intend to introduce as exhibits at the arbitration hearing, the names of all individuals with knowledge about the dispute or claim, and the names of all experts who may be called upon to testify or whose reports may be introduced at the arbitration hearing. The Parties and the arbitrator will make every effort to conclude the document and information exchange process within fourteen (14) calendar days after all pleadings or notices of claims have been received.

12.2.
As they become aware of new documents or information, including experts who may be called upon to testify, all Parties continue to be obligated to provide relevant, non-privileged documents, to supplement their identification of witnesses and experts and to honor any informal agreements or understandings between the Parties regarding documents or information to be exchanged. Documents that were not previously exchanged, or witnesses and experts that were not previously identified, may not be considered by the arbitrator at the hearing, unless agreed by the Parties or upon a showing of good cause.

12.3.	Each Party shall have the right to take the deposition of one individual and any expert witness designated by the other Party.

12.4.
The necessity of additional information exchange or depositions shall be determined by the arbitrator based upon the reasonable need for the requested information, the availability of other discovery options, and the burdensomeness of the request on the opposing Parties and the witness. The Parties shall promptly notify the arbitrator when a dispute exists regarding discovery issues. A conference shall be arranged with the arbitrator, either by telephone or in person, and the arbitrator shall decide the dispute

13.
Confidentiality. All aspects of the arbitration, including the hearing and record, are confidential and shall not be open to the public, except (a) to the extent both Parties agree otherwise in writing, (b) as may be appropriate in any subsequent proceedings between the Parties, (c) as may otherwise be appropriate in response to a governmental agency or legal process, or (d) as otherwise required by law. The arbitrator will have authority to enter protective orders or take other steps to enforce the confidentiality of the arbitration.

14.
Post-Hearing Submissions. All documentary evidence to be considered by the arbitrator shall be filed prior to or at the hearing, unless the arbitrator finds good cause to permit a post-hearing submission.

15.
Scope of Arbitrator’s Authority. The arbitrator’s authority shall be limited in accordance with the Agreement, and shall be limited to the resolution of the Claims under the Agreement. As such, the arbitrator shall be bound by and shall apply the applicable substantive law, including the law governing the allocation of the burden of proof for the Claims. The arbitrator shall not have the authority to enlarge substantive rights available under existing law. The arbitrator’s award shall be in writing and shall provide the reasons for the arbitrator’s award. The arbitrator’s authority to resolve disputes and make awards under this Agreement is limited to disputes between (1) you as an individual and the Company; and (2) you as an individual and any current or former officer, director, representative, and/or agent for conduct within the scope of his or her employment with the Company. No arbitration award or decision will have any preclusive effect as to issues or Claims in any dispute with anyone who is not a named party to the arbitration. This Agreement shall not be construed to deprive a party of any substantive right preserved by law.

16.
PROTECTIONS. If a court determines that this Agreement is lacking any employee protections required by law, the Company may offer the employee protections the court and/or law deems necessary to preserve the enforceability of this Agreement. Notwithstanding the unavailability of class, collective, or representative arbitration under this Agreement, nothing herein is intended to limit your rights under Section 7 of the National Labor Relations Act, including the right to engage in concerted activity, and you will not be retaliated against for exercising such rights.

17.
SEVERABILITY. If any provision of this Agreement is determined to be illegal or unenforceable, such determination shall not affect the balance of this Agreement, which shall remain in full force and effect, and such invalid provision shall be deemed severable.

18.
ENFORCEABILITY. Either Party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award and to vacate or correct an award on the grounds that the arbitrator committed an error of law or legal reasoning.

19.
CONSENT TO ARBITRATION AGREEMENT. If Employee voluntarily continues his/her employment with the Company after the Effective Date of this Policy, Employee will be deemed to have knowingly and voluntarily consented to and accepted all of the terms and conditions set forth herein without exception.

20.
AT-WILL EMPLOYMENT RELATIONSHIP. The Parties hereby acknowledge that the Company and the Employee entered into an at-will employment relationship and that this Agreement does not create any contract of employment for any set duration of time.

21.
Term of Agreement. The “Effective Date” of this Agreement is the date upon which the last Party signs below. This Agreement shall survive and continue to be in effect in the event that the Parties’ relationship terminates, and shall survive and continue to be in effect in the event that any Party undergoes a name change, a restructuring of its business, or is replaced with or succeeded by another entity. Any successor entity shall be bound by the terms and conditions of this Agreement.

22.
Amendment or Termination. The Company may amend or terminate this Agreement upon thirty (30) days’ written notice to the Employee to the extent necessary or desired so as to comply with any future developments or changes in the law. The amendment or termination will apply prospectively only such that it will not apply to any claim known or accrued prior to its Effective Date.

23.
Governing Law. This Agreement is governed by the substantive and procedural provisions of the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). This Agreement supersedes any prior written and/or verbal agreements concerning arbitration between the Parties.

24.	Knowing and Voluntary Agreement. THE PARTIES HAVE CAREFULLY READ THIS AGREEMENT, UNDERSTAND ITS TERMS, AND HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR

REPRESENTATIONS BY ANY OTHER PARTY BEYOND THOSE CONTAINED IN THIS AGREEMENT.

BANC OF CALIFORNIA, INC.

By:    /s/ John Grosvenor

Name:    John Grosvenor

Title:    EVP, General Counsel
BANC OF CALIFORNIA, N.A.

By:    /s/ Angelee J. Harris

Name: Angelee J. Harris

Title:    EVP, Deputy General Counsel, Corporate
EMPLOYEE

By:    /s/ John A. Bogler
    John A. Bogler